PROSPECTUS
                                    PHC, INC.

                            PIONEER BEHAVIORAL HEALTH

                    1,408,018 SHARES OF CLASS A COMMON STOCK

      This prospectus covers the sale from time to time of shares of the company's class A common stock, issuable on conversion of 136,000 shares of series C convertible preferred stock and the exercise of warrants to purchase 125,000 shares of class A common stock by a selling security holder.

      The company will only receive proceeds if warrants are exercised. Such funds will be added to working capital. All other proceeds will be realized by the selling security holder. The company is obligated to pay all of the expenses incident to the prospectus estimated to be approximately $25,000.

      The class A common stock trades in the over-the-counter market and current prices are available on the Nasdaq SmallCap market under the symbol PIHC. On July 5, 2000, the closing bid price of the class A common stock was $1.25.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" AT PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS July 21, 2000

                                   OUR COMPANY

      Our company is a national health care company, which provides psychiatric services primarily to individuals who have alcohol and drug dependency, related disorders and to individuals in the gaming and trucking industry. We operate substance abuse treatment facilities in Utah and Virginia, four outpatient psychiatric facilities in Michigan, two outpatient psychiatric facilities in Nevada and an inpatient psychiatric facility in Michigan. We also provide management and administrative services to psychotherapy and psychological practices in New York and operate a website, Behavioralhealthonline.com, which provides education, training and materials to behavioral health professionals.

Our company provides behavioral health- services and products through inpatient and outpatient facilities and online to behavioral health professionals. Our substance abuse facilities provide specialized treatment services to patients who typically have poor recovery prognoses and who are prone to relapse. These services are offered in small specialty care facilities, which permit us to provide our clients with efficient and customized treatment without the significant costs associated with the management and operation of general acute care hospitals. We tailor these programs and services to "safety-sensitive" industries and concentrate our marketing efforts on the transportation, oil and gas exploration, heavy equipment, manufacturing, law enforcement, gaming and health services industries. Our psychiatric facility provides inpatient psychiatric care and intensive outpatient treatment, referred to as partial hospitalization, to children, adolescents and adults. Our outpatient mental health clinics provide services to employees of major employers, as well as to managed care, Medicare and Medicaid clients. The psychiatric services are offered in a larger, more traditional setting than PHC's substance abuse facilities, enabling PHC to take advantage of economies of scale to provide cost-effective treatment alternatives.

      The company treats employees who have been referred for treatment as a result of compliance with Subchapter D of the Anti-Drug Abuse Act of 1988 (commonly known as the Drug Free Workplace Act), which requires employers who are Federal contractors or Federal grant recipients to establish drug-free awareness programs which, among other things, inform employees about available drug counseling; rehabilitation and employee assistance programs. We also provide treatment under the Department of Transportation implemented regulations, which broaden the coverage and scope of alcohol and drug testing for employees in "safety sensitive" positions in the transportation industry.

      The company was incorporated in 1976 and is a Massachusetts corporation. Our corporate offices are located at 200 Lake Street, Suite 102, Peabody, MA 01960 and our telephone number is (978) 536-2777.

                                  THE OFFERING

Securities Outstanding as of June 30, 2000:

Class A common stock                7,016,832
Class B common stock                  726,991
Class C common stock                        0
Preferred stock                       136,000
Securities Offered                  1,408,018 shares of class A common stock, of
                                              which 1,283,018 are issuable on
                                              conversion of preferred stock and
                                              125,000  are issuable on exercise
                                              of warrants.

NASDAQ Symbol                                 PIHC

Proceeds to the company            $  375,000 Assuming the warrants are
                                              exercised,
                                              this amount will be added to our
                                              working capital.  All other
                                              proceeds will be retained by the
                                              selling security holder.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                                NINE MONTHS ENDED
                                      MARCH 31,         YEAR ENDED JUNE 30,
                                      ----------        -------------------
                                   2000        1999       1999       1998
                                ----------------------------------------------
STATEMENTS OF OPERATIONS DATA:
Revenue                      $14,851,592 $14,371,529  $19,139,496  $21,246,189
Operating expenses            14,738,446  14,605,109   19,691,234   24,346,787
                              ----------  ----------   ----------   ----------
Income (loss) from operations    113,146    (233,580)    (551,738)  (3,100,598)

Other expense                   (129,356)   (597,834)    (742,914)    (839,706)

Provision for taxes               53,289      44,635       59,434      219,239
                                 --------    --------     -------     ---------
Loss from continuing           $ (69,499)  $(876,049) $(1,354,086) $(4,159,543)
operations

Loss from discontinued                --          --           --   (2,220,296)
operations

Net Loss                       $ (69,499)  $(876,049) $(1,354,086) $(6,379,839)

Dividends                       (589,514)    (92,356)    (142,110)    (207,060)

Loss applicable to common      $(659,013)  $(968,405) $(1,496,196) $(6,586,899)
shares

Basic and diluted Loss per     $   (0.10)  $   (0.16) $     (0.25) $     (1.26)
common share

Basic and diluted weighted
average number of shares
outstanding                    6,645,742   5,910,928    6,008,263    5,237,168
                                           AS OF
                                      MARCH 31, 2000
BALANCE SHEET DATA:
Total assets                             $ 15,612,856
Working capital   (deficit)                (2,553,482)
Long-term obligations                       2,040,479
Stockholders' equity                        3,280,164

                                  RISK FACTORS

      An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating whether to invest in the securities offered hereby.

OPERATING RISKS

       THE CONCENTRATION OF ACCOUNTS RECEIVABLE DUE FROM GOVERNMENT PAYORS COULD CREATE A SEVERE CASH FLOW PROBLEM SHOULD THESE AGENCIES FAIL TO MAKE TIMELY PAYMENT. We had substantial receivables from Medicaid and Medicare of approximately $155,000 at March 31,2000 and $400,000 at June 30, 1999, which would create a cash flow problem should these agencies defer or fail to make reimbursement payments as due, which would require us to borrow at unfavorable rates.

      IF MANAGED CARE ORGANIZATIONS DELAY APPROVING TREATMENT, OR REDUCE THE PATIENT LENGTH OF STAY OR NUMBER OF VISITS OR REIMBURSEMENT, OUR COMPANY'S ABILITY TO MEET OPERATING EXPENSES IS AFFECTED. As managed care organizations and insurance companies adopt policies that limit the length of stay for substance abuse treatment, our business is materially adversely affected since our revenues and cash flow go down and our fixed operating expenses continue. Reimbursement for substance abuse and psychiatric treatment from private insurers is largely dependent on our ability to substantiate the medical necessity of treatment. The process of substantiating a claim often takes up to four months and sometimes longer; as a result, we experience significant delays in the collection of amounts reimbursable by third-party payors, which adversely affects our working capital condition.

      AS OUR ACCOUNTS RECEIVABLE AGE AND BECOME UNCOLLECTABLE OUR CASH FLOW IS NEGATIVELY IMPACTED. Our accounts receivable (net of allowance for bad debts) increased to $7,273,608 on March 31, 2000 from $6,214,663 at December 31, 1999 due to an increase of approximately $1,435,000 in net revenue from patient care for the quarter ended March 31, 2000 over the quarter ended December 31, 1999. Our accounts receivable (net of allowance for bad debts) were $6,214,663 at December 31, 1999 compared with $6,938,227 at June 30, 1999 and $8,126,972 at
June 30, 1998. As we expand, we will be required to seek payment from a larger number of payors and the amount of accounts receivable will likely increase. The overall decrease in current accounts receivable through December 31, 1999 was due primarily to significant increases in reserves due to our more aggressive reserve policies established in June 1997. If the amount of receivables, which eventually become uncollectible, exceeds such reserves, we could be materially adversely affected. In addition, any decrease in our ability to collect our accounts receivable or any further delay in the collection of accounts receivable would have a material adverse effect on our results of operations. See the Consolidated Financial Statements and notes related thereto included herein or incorporated herein by reference.

       DUE TO THE COMPANY'S CURRENT HIGH DEBT TO EQUITY RATIO AND RECENT LOSSES FROM OPERATIONS, IF THE COMPANY NEEDS ADDITIONAL FINANCING IT MAY REQUIRE BORROWING AT UNFAVORABLE RATES. We are utilizing, to the maximum extent, our accounts receivable funding facilities, which bear interest at the prime rate plus 2.25%, to meet our current cash needs. Should we require additional funds to meet our cash flow requirements or to fund growth or new investments, we may be required to meet these needs with more costly financing. If we are unable to obtain needed financing, it could have a material adverse effect on our financial condition, operations and business prospects. See Consolidated Financial Statements and related notes included or incorporated into this prospectus by reference.

       THE  COMPANY'S  RELIANCE  ON  CONTRACTS  WITH  KEY  CLIENTS  TO  MAINTAIN
SUFFICIENT PATIENT CENSUS WOULD IMPACT OUR ABILITY TO MEET OUR FIXED COSTS SHOULD ONE OR MORE OF THESE CLIENTS CANCEL CONTRACTS OR BE UNABLE TO PAY FOR SERVICES RENDERED. We have entered into relationships with large employers, health care institutions and labor unions to provide treatment for psychiatric disorders, chemical dependency and substance abuse in conjunction with employer-sponsored employee assistance programs. The employees of such institutions may be referred to us for treatment, the cost of which is reimbursed on a per diem or per capita basis. Approximately 30% of our total revenue is derived from these key clients. No one of these large employers, health care institutions or labor unions individually accounts for 10% or more of our consolidated revenues, the loss of any of these key clients would require us to expend considerable effort to replace patient referrals and would result in revenue losses and attendant loss in income.

   CONTROL OF THE HEALTHCARE INDUSTRY EXERCISED BY FEDERAL, STATE AND LOCAL REGULATORY AGENCIES CAN INCREASE COSTS, ESTABLISH MAXIMUM REIMBURSEMENT LEVELS AND LIMIT EXPANSION. Our company and the health care industry are subject to rapid regulatory change with respect to licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, the addition of new services, compliance with physical plant safety and land use requirements, implementation of certain capital expenditures, reimbursement for services rendered and periodic government inspections. Governmental budgetary restrictions have resulted in limited reimbursement rates in the healthcare industry including our company. As a result of these restrictions we cannot be certain that payments under government programs will remain at a level comparable to the present level or be sufficient to cover the costs allocable to such patients. In addition, many states, including the State of Michigan, are considering reductions in state Medicaid budgets.

   INSURANCE COMPANIES AND MANAGED CARE ORGANIZATIONS ARE ENTERING INTO SOLE SOURCE CONTRACTS WITH HEALTHCARE PROVIDERS, WHICH COULD LIMIT OUR ABILITY TO OBTAIN PATIENTS. Private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out systems could materially adversely affect our business to the extent we are not selected to participate in such smaller specialized networks or if the reimbursement rate is not adequate to cover the cost of providing the service.

      IF WE ACQUIRE NEW BUSINESSES OR EXPAND OUR BUSINESSES, THE OPERATING COSTS MAY BE FAR GREATER THAN REVENUES FOR A SIGNIFICANT PERIOD OF TIME. The operating losses and negative cash flow associated with start-up operations or acquisitions could have a material adverse effect on our profitability and liquidity unless and until such facilities are fully integrated with our other operations and become self sufficient. Until such time we may be required to borrow at higher rates and less favorable terms.

      THE LIMITED NUMBER OF HEALTHCARE PROFESSIONALS IN THE AREAS IN WHICH WE OPERATE MAY CREATE STAFFING SHORTAGES. Our success depends, in large part, on our ability to attract and retain highly qualified personnel, particularly skilled health care personnel, which are in short supply. We face competition for such personnel from governmental agencies, health care providers and other companies and are constantly increasing our employee benefit programs, and related costs, to maintain required levels of skilled professionals. These increasing costs impact our profitability.

MANAGEMENT RISKS

       BRUCE A. SHEAR IS IN CONTROL OF THE COMPANY SINCE HE IS ENTITLED TO ELECT AND REPLACE A MAJORITY OF THE BOARD OF DIRECTORS. Bruce Shear and his affiliates own and control 92.3% of the class B common stock which elects three of the five members of the Board of Directors. Bruce Shear can establish, maintain and control business policy and decisions by virtue of his control of the board of directors.

      RETENTION OF KEY PERSONNEL WITH KNOWLEDGE OF KEY CONTRACTS AND CLIENTS IS ESSENTIAL TO THE SUCCESS OF THE COMPANY. PHC is highly dependent on the principal members of its management and professional staff, particularly Bruce
A. Shear, PHC's President and Chief Executive Officer, Robert H. Boswell, PHC's Senior Vice President and the other members of PHC's management and their continued relationship with key clients.

MARKET RISKS

       THE NASDAQ STOCK MARKET MAY DELIST THE COMPANY'S STOCK FROM THE NASDAQ EXCHANGE IF THE COMPANY FAILS TO MEET LISTING REQUIREMENTS. The Nasdaq staff has notified us of its concern regarding the continued listing of our Common Stock on the Nasdaq SmallCap Market based on our failure to maintain a minimum bid price greater than $1.00 over thirty consecutive trading days as required. Nasdaq has also advised us that we are not in compliance with the required Net Tangible Assets for listing. We believe that we are now in compliance with the minimum bid price requirement since our bid price for Common Stock has closed higher than $1.00 for the past fifteen trading days. We have discussed the net tangible asset requirement with the Nasdaq and believe that we will be in compliance with this requirement following the close of our current fiscal year. We are awaiting response from the Nasdaq as to whether it will grant us the time required to get into compliance with this requirement.

       SHOULD THE COMPANY'S SECURITIES BE DELISTED FROM THE NASDAQ STOCK MARKET, STOCKHOLDERS MAY HAVE DIFFICULTY SELLING THE STOCK. If our Common Stock is delisted from Nasdaq, the Common Stock would be traded on the bulletin board. Cost of trading on the bulletin board can be more than the cost of trading on the SmallCap market and since there may be an absence of market makers on the bulletin board the price may be more volatile and it may be harder to sell the securities.

   IF OUR COMMON STOCK IS NOT ACTIVELY TRADED, THE SMALL NUMBER OF TRANSACTIONS CAN RESULT IN SIGNIFICANT SWINGS IN THE MARKET PRICE, AND IT MAY BE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF STOCK IN A TIMELY WAY AT A DESIRABLE MARKET PRICE OR MAY RESULT IN PURCHASING OF SHARES FOR A HIGHER PRICE.

   OUR RIGHT TO ISSUE CONVERTIBLE PREFERRED STOCK MAY ADVERSELY AFFECT THE RIGHTS OF THE COMMON STOCK. Our Board of Directors has the right to establish the preferences for and issue up to 1,000,000 shares of preferred stock without further stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the market price of and the ability to sell common stock.

                              AVAILABLE INFORMATION

      The company filed a registration statement with the Securities and Exchange Commission covering the securities offered. This prospectus does not contain all of the information set forth in the registration statement and the related exhibits and schedules. For further information with respect to the company and the securities being offered, see the registration statement, and related exhibits and schedules. Copies of these documents are available for review at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N. W., Room 1024, Washington D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Copies of such materials are available upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information about PHC that is filed electronically at http:\\WWW.SEC.GOV. Reference is made to the copies of any contracts or other documents filed as exhibits to the registration statement.

      The company is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     A copy of our Annual Report on Form 10-KSB for the year ended June 30, 1999, as filed with the Commission, is available upon request, without charge, by writing to PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

      We furnish our stockholders and warrant holders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Incorporated herein by reference and made a part of this prospectus are the following: (1) our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 filed with the Commission on October 13, 1999 as amended on October 20, 1999 and November 29, 1999; (2) our Proxy Statement filed with the Commission on November 18, 1999; (3) our Quarterly Report on Form 10-QSB for the quarters ended September 30, 1999 filed with the Commission on November 15, 1999, December 31, 1999 filed with the Commission on February 14, 2000 as amended on May 3, 2000 and May 9, 2000 and March 31, 2000 filed with the Commission on May 12, 2000 as amended on June 1, 2000; and (4) the description of the Class A Common Stock, which is registered under Section 12 of the Exchange Act, contained in the company's Registration Statement on Form 8-A dated December 17, 1993, and the amendment thereto on Form 8-A/A dated March 2, 1994. All documents subsequently filed by the company with the Commission, as required by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of such documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes to the financial statements) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding statement.

     The company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference herein. Requests for such information should be directed to: PHC, Inc., 200 Lake Street, Suite 102, Peabody, Massachusetts 01960, Attention: Bruce A. Shear.

                             SELLING SECURITY HOLDER

      The Shaar Fund, LTD acquired 136,000 shares of series C convertible preferred stock and warrants to purchase 125,000 shares of class A common stock from the company in June 2000. This prospectus registers the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

                     SHARES OF CLASS A
                       COMMON STOCK
                       BENEFICIALLY
                     OWNED OR ISSUABLE
                     ON CONVERSION OF
                       OUTSTANDING
                       CONVERTIBLE
NAME, ADDRESS AND    SECURITIES BEFORE       WARRANTS TO           NUMBER OF
PRIMARY CONTACT OF     THE OFFERING        PURCHASE SHARES         SHARES OF
SELLING SECURITY       EXCLUSIVE OF          OF CLASS A          CLASS A COMMON
   HOLDER              WARRANTS             COMMON STOCK          STOCK OFFERED
_______________________________________________________________________________
                                               EXERCISE    EXPIRATION
                                        NUMBER   PRICE        DATE
-------------------------------------------------------------------------------
The Shaar Fund Ltd.       1,283,018     125,000  $3.00     6/28/2003  1,408,018
Samuel Levinson
c/o Levinson Capital Mgmt
2 World Trade Center
Suite 1820
New York, NY 10048

     On June 28, 2000 the company entered into a securities purchase agreement with The Shaar Fund, LTD, an investor. As a result of this transaction, the Investor acquired a warrant to purchase 125,000 shares of class A common stock and 136,000 shares of series C 8% convertible preferred stock for $1,000,000. The investor is required to purchase an additional 34,000 shares of series C preferred stock as provided in the agreement for $250,000.

      Each share of preferred stock may be converted, in whole or in part, at any time following the earlier of 180 days after the Closing Date and the effective date of this prospectus.

     The number of shares of common stock issuable upon conversion of each share of preferred stock is calculated by multiplying the number of shares of preferred stock to be converted by the stated value of $10.00, plus accrued and unpaid dividends and divided by the applicable conversion price calculated as described below. For the purpose of this filing we are assuming the conversion price was $1.06 on the date of the transaction.

      The conversion price is equal to the lesser of 125% of the closing bid price for the Common Stock on the closing date of the agreement (subject to adjustment for any stock-split or stock combination to occur after the date of the agreement) and 97% of the market price (the arithmetic mean of the closing bid prices of the common stock as reported on Nasdaq for the five consecutive trading days on which the lowest closing bid prices are reported during any valuation period) on the date of conversion; PROVIDED that any unconverted preferred stock remaining 211 days after the closing date may be converted at a conversion price per share of common stock equal to 94% of the market price;

PROVIDED, FURTHER, that any unconverted preferred stock remaining 271 days after the closing date may be converted at a conversion price per share of common stock equal to 91% of the market price; and PROVIDED, FURTHER, that if the common stock is delisted off Nasdaq for any reason, then any remaining unconverted preferred stock may be converted at a conversion price per share of common stock equal to 50% of the market price. At the company's option, the amount of accrued and unpaid dividends as of the date of a conversion (whether or not earned or declared, whether or not there were funds legally available for the payment of dividends and whether or not a dividend payment due date has occurred since the last dividend payment) shall not be subject to conversion but instead may be paid in cash as of the conversion date; if the company elects to convert the amount of such accrued and unpaid dividends at the conversion date into common stock, the common stock issued to the investor shall be valued at the applicable conversion price.

     Conversion of the preferred stock is subject to limitations by the agreement as follows. The investor shall not have the right, and the company shall not have the obligation, to convert all or any portion of the preferred stock (and the company shall not have the right to pay dividends on the preferred stock in shares of common stock) if and to the extent that the issuance to the investor of shares of common stock upon such conversion (or payment of dividends) would result in the investor being deemed the "beneficial owner" of more than 5% of the then outstanding shares of common stock within the meaning of Section 13(d) of the Securities Exchange Act.

      The agreement further provides that if and to the extent that, on any date, the holding by the investor of shares of the preferred stock would result in the investor's becoming subject to the provisions of Section 16(b) of the Exchange Act in virtue of being deemed the "beneficial owner" of more than 10% of the then outstanding shares of common stock, then the investor shall not have the right, and the company shall not have the obligation, to convert so many of the shares of preferred stock that it would cause the investor to be deemed the beneficial owner of more than 10% of the then outstanding shares of common stock during the period ending 60 days after the Section 16 determination date.

     Finally, the company shall not issue shares of common stock upon conversion of any shares of preferred stock or as a dividend on the preferred stock, if such issuance of common stock, when added to the number of shares of common stock previously issued by the company upon conversion of shares of the Preferred Stock, upon exercise of the Warrant and in payment of dividends on the preferred stock, would equal or exceed 20% of the number of shares of the common stock issued and outstanding on the date of issuance of the preferred stock.

                              PLAN OF DISTRIBUTION

     The class A common stock offered hereby may be sold from time to time in the over the counter market through underwriters, dealers, brokers or other agents. PHC will receive $375,000 if the warrants to purchase 125,000 shares being registered are exercised; however, PHC will receive no proceeds from the sale of the additional 1,283,018 shares of class A common stock included in this registration statement.

         The class A common stock offered may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The selling security holder will determine the selling price at the time of the transaction or by an agreement with its underwriters, dealers, brokers or other agents.

         Any underwriters, dealers, brokers or other agent to or through whom class A common stock offered hereby is sold may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling security holder and/or purchasers of class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which compensation to a particular underwriter, broker, dealer or other agent might be in excess of customary commissions). In addition, a selling security holder and any such underwriters, dealers, brokers or other agents may be deemed to be underwriters under the Securities Act, and any profits on the sale of class A common stock by them and any discounts, commissions or concessions received by any of such persons may be deemed to be underwriting discounts and commissions under the Securities Act. Those who act as underwriter, broker, dealer or other agent in connection with the sale of the class A common stock will be selected by a selling security holder and may have other business relationships with PHC and its subsidiaries or affiliates in the ordinary course of business. PHC cannot presently estimate the amount of any such discounts, commissions or concessions. PHC knows of no existing arrangements between the selling security holders and any underwriter, dealer, broker or other agent.

                                  LEGAL MATTERS

      Arent Fox Kintner Plotkin & Kahn, Washington, DC have passed upon the validity of the securities offered hereby for PHC.

                                     EXPERTS

      The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP., independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

No dealer,  salesman or any other  person
has   been   authorized   to   give   any
information     or    to     make     any
representations    other    than    those
contained   in   this    prospectus    in               PHC, INC.
connection   with   the   offering   made
hereby,  and,  if  given  or  made,  such       PIONEER BEHAVIORAL HEALTH
information or  representations  must not
be relied upon as having been  authorized
by  PHC.   This   Prospectus   does   not
constitute   an   offer   to  sell  or  a   1,408,018 SHARES OF CLASS A COMMON
solicitation  of an offer to buy,  by any                 STOCK
person  in any  jurisdiction  in which it
is unlawful  for such person to make such
offer  or   solicitation.   Neither   the
delivery  of  this   prospectus  nor  any
offer,    solicitation   or   sale   made
hereunder  shall under any  circumstances
create   any    implication    that   the
information herein contained is correct as of any time subsequent to the date of the prospectus.

            TABLE OF CONTENTS
                                      PAGE
Prospectus Summary                      3
Risk Factors
   Operating Risks:                   6-7
      Delay in government payments      6
      Managed care rates                6
      Collectability of Accounts
        Receivable                      6
      Lack of access to capital         6
      Reliance on key clients           7
      Rapid regulatory change           7
      Negative cash flow                7
      Sole source contracts             7
      Acquisition and expansion         7
      Staffing shortages                7
   Management Risks:                    8
     Control of PHC by Bruce A.
       Shear                            8
     Retaining key personnel            8
   Market Risks:                        8
     Nasdaq delisting                   8
     Common Stock liquidity             8
     Low trading volume                 8
     Issuance of Preferred Stock        8
Available Information                   9
Incorporation of Documents by
  Reference                            10
Selling security holders            11-15
Plan of Distribution                   16
Legal Matters                          17
Experts                                17
                                                        PROSPECTUS
                                                       JULY 21, 2000